   As filed with the Securities and Exchange Commission on September 23, 1998
                                                Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                           REGISTRATION STATEMENT ON
                                    FORM S-3
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------


                              IAT MULTIMEDIA, INC.
             (Exact name of registrant as specified in its charter)

                      ------------------------------------



            Delaware                                       13-3920210
(State or other jurisdiction of                      (I.R.S. Employer I.D.
Incorporation)                                              number)

                      ------------------------------------

                          Geschaftshaus Wasserschloss
                                 Aarestrasse 17
                      CH-5300 Vogelsang-Turgi, Switzerland
                            (011) (41) (56) 223-5022

   (Address and telephone number of Registrant's principal executive offices)

                      ------------------------------------

                   Klaus Grissemann, Chief Financial Officer
                          Geschaftshaus Wasserschloss
                                 Aarestrasse 17
                      CH-5300 Vogelsang-Turgi, Switzerland
                           (011) (41) (56) 223-5022
           (Name, address and telephone number of agent for service)

                      ------------------------------------

                                   Copies to:
                                Jill Cohen, Esq.
                      Bachner, Tally, Polevoy & Misher LLP
                               380 Madison Avenue
                            New York, New York 10017
                                 (212) 687-7000

                      ------------------------------------


Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

===============================================================================

                      CALCULATION OF ADDITIONAL REGISTRATION FEE

    Title of Each Class                                   Proposed Maximum         Proposed Maximum
    of Securities to be              Amount                Offering Price        Aggregate Additional           Amount of
       Registered            to be Registered (1)(2)        Per Share (3)          Offering Price (3)         Registration Fee
       ----------            -----------------------        -------------          ------------------         ----------------
Common Stock, $.01 par
value....................       2,009,206                      5.125                  $10,297,180.75                $3,038

(1)      Registered for resale by certain stockholders of the Company.

(2) Also includes an indeterminate number of shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price of the Common Stock on the Nasdaq National Market on September 21, 1998.

-------------------------------------------------------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion, September 23, 1998

                              IAT MULTIMEDIA, INC.

                        2,009,206 shares of Common Stock

                  This Prospectus relates to the offer and sale from time to time by the stockholders named herein (the "Selling Stockholders") of an aggregate of 2,009,206 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of IAT Multimedia, Inc. (the "Company"). The Shares offered hereby are comprised of (i) 203,255 shares of Common Stock which are issued and outstanding, (ii) 480,000 shares of Common Stock which are issuable upon exercise of certain outstanding options ("Options"), (iii) 423,241 shares of Common Stock which are issuable upon exercise of certain outstanding warrants ("Warrants") and (iv) 902,710 shares of Common Stock (subject to adjustment based upon the market price of the Common Stock at the time of conversion, see "Selling Stockholders") which are issuable upon conversion of the Company's Series A Convertible Debentures (the "Debentures"), including any accrued interest thereon. The Selling Stockholders may sell all or a portion of the Shares from time to time after issuance in transactions on the Nasdaq National Market or other exchanges or markets on which the Shares may be traded, in the over-the-counter market, in negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale or through other means. Sales may be effected at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

                  The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers (including broker-dealers which may be affiliated with any such Selling Stockholder) and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

                  None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company, although the Company received $3,000,000 of loan proceeds from the sale of the Debentures and will receive proceeds from the exercise of the Options and Warrants. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                  The Common Stock is listed on the Nasdaq National Market under the symbol "IATA". On September 22, 1998, the last sale price of the Common Stock as reported on the Nasdaq National Market was $4.125 per share.

                      ------------------------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                      ------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ________ __ , 1998

                             AVAILABLE INFORMATION

                  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. a Registration Statement on Form S-3 under the Securities Act covering the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed (or incorporated by reference) as an exhibit to the Registration Statement. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the Company with the Commission can be inspected without charge and copied at the public reference facilities maintained by the Commission at the following addresses: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. Reports and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Common Shares are listed on the Nasdaq National Market under the symbol "IATA". Certain information, reports and proxy statements of the Company are also available for inspection at the offices of the Nasdaq National Market Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed with the Commission (File No. 000-22101) pursuant to the Exchange Act are incorporated herein by reference:

                  1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, including any documents or portions thereof incorporated by reference therein and all amendments thereto;

                  2. The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998;

                  3. The Company's Current Reports on Form 8-K dated March 5, 1998 and June 19, 1998, and on Form 8-K/A dated March 24, 1998;

                  4. The Company's Registration Statement on Form 8-A declared effective on March 26, 1997, registering the Common Stock under the Exchange Act; and

                  5. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in the Proxy Statement filed pursuant to Section 14 of the Exchange Act.

                  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be directed to the Company, Geschaftshaus Wasserschloss, Aarestrasse 17, CH- 5300 Vogelsang-Turgi, Switzerland, Attention: Chief Financial Officer, telephone (011)(41) (56) 223-5022.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus or incorporated by reference herein. Investors should also carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

         IAT Multimedia, Inc. (the "Company") markets high-performance personal computers ("PCs") in Germany assembled according to customer specifications and sold under the trade name "Trinology," as well as components and peripherals for PCs. The Company's product line includes high-performance IBM-compatible desktop PCs as well as components, such as motherboards, hard disks, graphic cards and plug-in cards, and peripherals, such as printers, monitors and cabinets, to its customers. The Company's clients include corporate customers, such as industrial, pharmaceutical, service and trade companies, the military and value-added resellers ("VARs"). Current customers of the Company include BASF Germany, Bayer Leverkusen, Novartis Switzerland and the North Atlantic Treaty Organization. The products of the Company are marketed directly through its internal sales force to dealers and end-users and the Company also maintains three retail showrooms and a mail-order department.

         The Company works directly with a wide range of suppliers to evaluate the latest developments in related technology and engages in extensive testing to optimize the compatibility and speed of the components which are sold and integrated into Trinology PCs. Components and peripherals used in Trinology PCs and sold by the Company are manufactured by companies such as Actebis Computer Handels GmbG, Peacock AG, CTX Computer GmbH, Ingram Micro GmbH, Iiyama, Asus Computer GmbH, Yoku Computer Systems, Krystaltech, Matrox Electronic Systems and US Robotics. The Company offers a comprehensive service and support program to all end-users and the Company's Trinology PCs, components and peripherals are delivered with warranties ranging from one to five years. The Company also maintains a free service hotline providing operational and technical support and a "support mailbox" for its customers, through which customers may send inquiries to technical support personnel via computer.

         The Company has also developed state-of-the-art, customizable proprietary visual communications technology for multi-functional visual communications systems, wavelet data compression/decompression software technology for high-speed, high-quality still image transfer, and related technology. The Company expects to receive licensing fees and royalty payments from the licensing and sale of this technology. The Company intends to offer products incorporating its visual communication system technology in Trinology PCs.

         The Company was incorporated in Delaware in September 1996 and completed its initial public offering ("IPO") in March 1997. Unless the context otherwise requires, the "Company" refers to the Company and (i) its majority owned subsidiary FSE Computer-Handel GmbH & Co. KG, a German corporation ("FSE") and (ii) its wholly-owned subsidiaries IAT AG, a Swiss corporation ("IAT AG") and IAT Deutschland GmbH Interaktive Medien Systeme, a German corporation ("IAT Germany").

                                  RISK FACTORS

         The securities offered hereby are highly speculative in nature and involve a high degree of risk. Prior to making an investment decision, prospective investors in the Company's securities should give careful consideration to, among other things, the risk factors set forth below. This Prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," or similar terms, variations of such terms or the negative of such terms. Such forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in such forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. Factors which could cause such results to differ materially from those described in the forward-looking statements include, amongst other items, those set forth herein under "Risk Factors."

         HISTORY OF OPERATING LOSSES. The Company has experienced significant operating losses since inception and, at June 30, 1998, had an accumulated deficit of approximately $20.2 million. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company incurred operating losses of approximately $7.1 million and $746,000, respectively. In the year ended December 31, 1997, the Company made significant expenditures of approximately $2.4 million for the research and development of its technology. In March 1998, the Company transferred substantially all of the assets and liabilities of its research and development subsidiaries (the "Spinoffs") to two newly formed corporations (the "Spinoff Entities"). In connection with the Spinoffs, the Company contributed an aggregate of approximately $650,000 to the Spinoff Entities, made loans of approximately $800,000 to the Spinoff Entities, incurred expenses of approximately $400,000, received approximately a 15% interest in each of the Spinoff Entities and granted a royalty bearing license of the Company's visual communications technology to the Spinoff Entities. As a result of the Spinoffs, substantially all of the Company's revenues are generated from the sale and distribution of the Company's Trinology PCs and PC components and peripherals through its FSE subsidiary which was acquired by the Company in November 1997. Although FSE has been selling its products for several years and has generated profits, it is subject to significant price competition which substantially adversely affects profit margins and there can be no assurance that it will continue to achieve profitability or that any potential increase in sales or revenue will not be offset by devaluations of the Deutsche Mark against the U.S. dollar. In addition, the Company's strategy is growth through acquisitions. In connection with the FSE acquisition, the Company incurred approximately $3.6 million of goodwill which is being amortized over 10 years, resulting in annual expense of approximately $358,000 and, as the Company acquires additional businesses, the Company may incur significant charges for depreciation and amortization which could adversely affect the Company's future results of operations and may result in increased net losses. There can be no assurance that the Company will ever achieve or sustain profitability. See "--Limited History of Combined Operations; New Business Activities" and "-- Risks Relating to Acquisitions and Managing Growth; Future Charges to Operations and Losses; Need for Additional Funds."

         LIMITED HISTORY OF COMBINED OPERATIONS; NEW BUSINESS ACTIVITIES. Prior to the acquisition of FSE in November 1997, the Company's sole business was developing and marketing visual communications technology and related products. The sale and distribution of PCs and related hardware and software is a new business for the Company and its management group and, accordingly, the Company and its management group has only limited experience operating FSE's business. Although the management personnel at FSE was retained by the Company in connection with the FSE acquisition, there can be no assurance that the Company will be able to retain such individuals or that the Company's management group will be successful in managing the Company's new business. The failure of the Company's management group to successfully manage this business would have a material adverse effect on the Company's business, financial condition and results of operations.

         RISKS RELATING TO ACQUISITIONS AND MANAGING GROWTH; FUTURE CHARGES TO OPERATIONS AND LOSSES; NEED FOR ADDITIONAL FUNDS. An integral part of the Company's business strategy is growth through acquisitions. The acquisition of FSE was the Company's first acquisition, and, therefore the Company has limited experience in integrating and managing a new business. The Company's acquisition strategy presents risks that could materially adversely affect the Company's business and financial performance, including the diversion of management's attention, the assimilation of the operations and personnel of the acquired business, the contingent and latent risks associated with the past operations of and other unanticipated problems arising in the acquired business and increased competition for acquisition opportunities. As part of its business strategy, the Company may seek opportunities to expand the marketing and sale of its products into markets in the United States. In the event the Company expands into the United States, it will face substantial increased competition from companies with substantially greater name recognition and marketing and other resources than the Company. In addition, the Company would be required to make substantial expenditures for, among other things, marketing, office space, sales and marketing personnel and other employees in the United States. The Company's executive officers have no experience operating a business in the United States, and would need to hire additional executive officers in the United States. As the Company expands through acquisitions, the Company will be required to hire and retain additional management and administrative personnel and develop and expand operational systems to support its growth. This growth will continue to place significant demands on the Company's management, technical, financial and other resources. In addition, there can be no assurance that the Company will be able to acquire additional businesses on terms favorable to the Company, that the operations of any such businesses can be successfully integrated into the Company's business, that any anticipated benefits of completed acquisitions will be realized, or that there will not be substantial unanticipated costs associated with such acquisitions. The failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

         Based upon the Company's current level of operations, management believes that existing cash resources and cash flow expected to be generated from operations will be sufficient to meet the Company's capital requirements for approximately the next 12 months, depending on cash requirements for future acquisitions. Although the Company intends to use existing cash resources and cash flow expected to be generated from operations for future acquisitions, it may require additional funds for additional acquisitions and integration and management of acquired businesses. As the Company acquires additional businesses, the Company may incur significant charges for depreciation and amortization and, to the extent financed through borrowing, interest expense which could further adversely affect the Company's future results of operations and may result in increased net losses. The Company is evaluating and is in various stages of discussions in connection with the potential acquisition of assets or equity of certain related businesses. However, the Company has no agreements or arrangements with respect to any particular acquisitions. Accordingly, there can be no assurance that the Company will be able to acquire the assets or capital stock of or profitably integrate and operate any other businesses that may be acquired in the future.

         COMPETITION. The German PC industry is highly competitive, especially with respect to pricing and the introduction of new products and features. The Company and its competitors compete primarily on the basis of adding new performance features without corresponding price increases. There can be no assurance that the Company will continue to compete successfully by introducing products or performance features on a timely basis, or by adding new features to its products without corresponding increases in prices. Furthermore, in recent years the Company and many of its competitors regularly have lowered prices, and the Company expects these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions or changes in product mix, the Company's revenues and profits could be substantially reduced. Many of the Company's current and potential competitors have significantly longer operating histories and/or significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, may be able to devote greater resources to the promotion and sale of their products and services and may be able to respond more effectively to pricing pressures, all of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also competes with other PC direct marketers as well as with PC manufacturers that market their products in distribution channels in which the Company has not participated. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. In addition, competition could increase if new companies enter the market, if existing competitors expand their service offerings or if the Company expands into new markets. An increase in competition could result in material price reductions or loss of market share by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Dependence on New Products and Rapidly Developing Technologies."

         SUBSTANTIAL INDEBTEDNESS; EFFECT OF FINANCIAL LEVERAGE. As of June 30, 1998, the Company's consolidated indebtedness was approximately $4.1 million, representing approximately 24.8% of the Company's total capitalization. The Company's debt instruments do not limit the incurrence of additional debt by the Company and its subsidiaries. The Company's indebtedness as of September 17, 1998, consisted of borrowings under bank lines of credit in the aggregate amount of approximately $700,000 which are due on demand and are secured by the Company's accounts receivable and stockholder loans in the aggregate amount of approximately $1.0 million and convertible debentures in the aggregate amount of $3.0 million issued in connection with a private placement by the Company in June 1998 (the "Private Placement"), both of which are unsecured. In the event the Company defaults under any of its debt instruments or if the Company's creditors demand payment of a portion or all of the indebtedness of the Company, the Company may not have sufficient funds available to make such payments and failure to repay such indebtedness would have a material adverse effect on the Company's business, financial condition and results of operations.

         The degree to which the Company is leveraged could have additional material consequences to the Company and the holders of shares of Common Stock, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired and
(ii) the Company will be more vulnerable to economic downturns, less able to withstand competitive pressures and less flexible in reacting to changes in its industry and general economic conditions. Certain of the Company's competitors operate on a less leveraged basis, and have significantly greater operating and financial flexibility than the Company.

         DEPENDENCE ON KEY PERSONNEL. The Company's success depends upon the contributions of its current executive officers, including Jacob Agam, the Company's Chairman and Chief Executive Officer, as well as principal members of its management team. The Company has not entered into an employment agreement with Mr. Agam, who devotes only a portion of his time to the Company. There can be no assurance that any of the Company's management personnel, including Mr. Agam, will continue to devote sufficient time to the Company's business. The loss of services of, or a material reduction in the amount of time devoted to the Company by, such individuals could adversely affect the Company's business.

         DEPENDENCE ON NEW PRODUCTS AND RAPIDLY DEVELOPING TECHNOLOGIES. The PC industry is characterized by short product life cycles resulting from rapid changes in technology and consumer preferences and declining product prices. To maintain its competitive position in the PC industry, the Company must continue to introduce new products and features that address the needs and preferences of its target consumer markets. There can be no assurance that the Company will be able to compete successfully by introducing products or features on a timely basis, that the introduction of new products or features by the Company's competitors will not adversely affect the sale of the Company's products or that the Company will be able to adapt to future changes in the PC industry. Although the Company does not conduct internal research and development, the Company works closely with PC component suppliers and other technology developers to evaluate the latest developments in PC-related technology. There can be no assurance that the Company will continue to have access to new technology, will be successful in incorporating such new technology in its products or will be able to deliver commercial quantities of new products or features in a timely manner.

         SUPPLY RISK. The Company requires a high volume of quality PC components and peripherals for integration into its Trinology PCs and sale to its customers. The Company does not maintain any supplier contracts and generally uses one or two suppliers for certain components. Although the Company believes that suitable alternative suppliers are available for the components and peripherals it utilizes in its Trinology PCs and sells to its customers, the PC industry periodically experiences shortages of certain components and peripherals. Many of the suppliers that the Company relies upon for PC components and peripherals are located in countries outside of Germany. The availability of such PC components and peripherals is affected by factors such as world-wide demand for components and peripherals, seasonal reductions in business activities and political and economic downturns in the countries in which such suppliers are located. The Company's inability to obtain key components or peripherals in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations.

         LIMITED PROPRIETARY PROTECTION. The Company believes the tradenames FSE and Trinology are important to its businesses and intends to vigorously protect these tradenames. The Company also has a copyright and has a patent pending on certain of its visual communication technology. However, there can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of such rights.

         Substantially all of the Company's revenues in the six months ended June 30, 1998 and in the years ended December 31, 1996 and 1997 were generated from operations located in Germany and Switzerland, where the Company believes that regardless of differences in legal systems, it enjoys substantially equivalent protection for its proprietary protection rights as it would in the United States. However, the laws of some foreign countries where the Company may in the future sell its products, may not protect the Company's proprietary rights to the same extent as do laws in the United States. There can be no assurance that the protections afforded by the laws of such countries will be adequate to protect the Company's proprietary rights, the unenforceability of any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Litigation may be necessary to enforce the Company's intellectual property rights or to protect the Company's trade secrets. There can be no assurance that any such litigation would be successful. Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company has not been charged with infringement of any proprietary rights of others; however, there can be no assurance that third parties will not assert infringement and other claims against the Company or that such claims will not be successful. From time to time, the Company may receive in the future notice of claims of infringement of other parties' proprietary rights. Many participants in the Company's industry have frequently demonstrated a readiness to commence litigation based on allegations of intellectual property infringement. Regardless of the validity or the successful assertion of any such claims, the Company could incur significant costs and diversion of resources in defending such claims, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, any party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in such jurisdiction. Any such judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In circumstances where claims relating to proprietary technology or information are asserted against the Company, the Company may be required to seek licenses to such intellectual property. There can be no assurance, however, that such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations.

         FOREIGN MARKETS. Substantially all of the Company's revenues in the year ended December 31, 1997 and the six months ended June 30, 1998 were generated from operations located in Germany and Switzerland. While these countries have well developed economic markets, annual growth of the gross domestic product has averaged 2.9% in 1996 and 2.2% in 1997 for Germany and 0.2% in 1996 and 0.7% in 1997 for Switzerland. Historically, all of the Company's revenues have been denominated in Swiss Francs and Deutsche Marks. The Company anticipates that it will continue to generate most of its revenues in these currencies in the foreseeable future. Any depreciation in the value of the Swiss Franc or Deutsche Mark against the U.S. dollar that the

Company is unable to offset through price adjustments could have a material adverse effect on the Company's business, financial condition and results of operations. Conducting an international business inherently involves a number of other difficulties and risks, such as export restrictions, export controls relating to technology, compliance with existing and changing regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, software piracy, political instability and economic downturns, seasonal reductions in business activity in Europe during the summer months and potentially adverse tax consequences. There can be no assurance that one or more of these factors will not have a material adverse effect on any international operations established by the Company and, consequently, on the Company's business, financial condition and results of operations. In addition, the Company may seek opportunities to expand its operations into the United States and into other countries. There can be no assurance that transfers of funds to and from those countries to Germany and Switzerland will not be taxable events for the Company. The Company's results of operations and the market price of the Common Stock may be affected by changes in German and Swiss policy, taxation and economic developments.

         The Company's subsidiaries are subject to German and Swiss law, which require, among other things, that companies which incur losses have to take appropriate measures to ensure that the claims of the Company's obligees are covered by the assets of those companies. Such measures include, among others, increasing paid-in capital or obtaining declarations from the obligees which subordinate their claims. If those measures are not taken, the board of directors of the subsidiaries must notify a judge in order to commence bankruptcy proceedings which, under Swiss and German law, usually leads to the dissolution of the corporate existence. While the Company has successfully undertaken measures to obtain and maintain operating funds for its subsidiaries in the past, there can be no assurance that such measures will not have to be undertaken in the future or that the corporate existence of any of the Company's subsidiaries can be maintained. Failure to maintain the corporate existence of FSE would have a material adverse effect on the Company.

         ENFORCEMENT OF CIVIL LIABILITIES. The Company is organized under the laws of the State of Delaware. Investors in the Common Stock will be able to effect service of process in the United States upon the Company. However, the Company is primarily a holding company which holds stock in entities in Switzerland and Germany and all or a substantial portion of the assets of the Company are located outside the United States. In addition, all of the Company's six directors and all of its executive officers are residents of foreign countries and all or a substantial portion of the assets of such directors and officers are located outside of the United States. As a result, it may not be possible for investors to effect service of process upon the Company's directors and officers or to enforce judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws against the Company's directors' and officers' assets.

         The Company has been advised that there is doubt as to the enforceability in Switzerland of judgments of U.S. courts, and in Germany in original actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States, in each case against the Company's subsidiaries and against shareholders, directors, officers and employees of the Company or its subsidiaries who are domiciled in Switzerland and Germany. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Switzerland and in Germany. The market price of the Common Stock may be affected by the difficulty for investors to enforce judgments of U.S. courts.

         RISK OF SYSTEM DEFECTS; PRODUCT LIABILITY EXPOSURE. The Trinology PCs manufactured by the Company must meet standards established by the European FCC (CE declarations), for radio frequency emissions, and must receive appropriate certification prior to being marketed. A delay or inability to obtain certification may delay or prevent the Company from introducing new products or features, and therefore, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company had a return rate of less than 1% in each of the year ended December 31, 1997 and the six month period ended June 30, 1998. Any substantial increase in such rate could have a material adverse effect on the Company's business, financial condition and results of operations.

         In addition, Trinology PCs assembled by the Company may contain significant undetected operating errors when first installed on the premises of a customer or as new versions are installed. Although the Company tests its respective products before installation, there can be no assurance that operating errors will not be found after customers begin to use the products. Any operating error in the Company's products may result in decreased revenue or increased expenses because of adverse publicity, reduced orders, product returns, uncollectible accounts receivable, delays in collecting accounts receivable, and additional and unexpected costs of further product development to correct the errors. Sale of the Company's products involves the inherent risk of product liability claims against the Company.

         The Company currently does not maintain product liability insurance and believes that it cannot obtain such insurance except at a substantial cost. While no product liability claims have been made against the Company in the past, there can be no assurance that such claims will not arise in the future. Any substantial uninsured liability would have a material adverse effect on the Company's business, financial condition and results of operations.

         YEAR 2000 COMPLIANCE. Computers, software, and other equipment utilizing microprocessors that use only two digits to identify a year in a date field may be unable to process accurately certain date-based information at or after the year 2000. This is commonly referred to as the "Year 2000 issue", and the Company is addressing this issue. The Company believes that all hardware products included in Trinology PCs shipped since the fourth quarter of 1997 are Year 2000 compliant and hardware products included in Trinology PCs shipped prior to such time can be made Year 2000 compliant through upgrades or software patches. The Company has requested Year 2000 compliance certification from each of its major vendors and suppliers for their hardware and software products and for their internal business applications and processes. The Company has also established a separate team to coordinate solutions to the Year 2000 issue for its own internal information systems, with the goal of having all of its internal systems Year 2000 complaint by the end of 1998. The Company currently does not anticipate that the cost of its Year 2000 compliance program will be material to its financial condition or results of operations or that its business will be adversely affected by the Year 2000 issue in any material respect. However, achieving Year 2000 compliance is dependent on many factors, some of which are not completely within the Company's control. The failure of the Company to achieve Year 2000 compliance for its internal systems or the failure of its vendors or suppliers to achieve Year 2000 compliance for its internal systems could have a material adverse effect on the Company's business, financial condition and results of operations.

         POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. The PC industry generally, and the operating results of the Company's FSE subsidiary specifically, have been subject to seasonality and to significant quarterly and annual fluctuations. For the years ended December 31, 1996 and 1997, approximately 30% of revenues of FSE were generated during the fourth calendar quarter and the Company expects that this trend will continue for the year ending December 31, 1998. Fluctuations in the PC industry can be the result of a wide variety of factors, including new product developments or introductions, availability of components and peripherals, changes in product mix and pricing, product reviews and other media coverage and seasonal reductions in business activity in Europe during the summer months. The Company's business is also sensitive to the spending patterns of its customers, which in turn are subject to prevailing economic conditions. The Company's revenues and net income are subject to fluctuations in the value of the Deutsche Mark against the U.S. dollar and the Company currently engages in limited hedging transactions which are not material to its operations, to offset the risk of currency fluctuations. There can be no assurance that such hedging activities will not be increased or discontinued in the future or that such transactions will offset the risk of currency fluctuations. As a result of the foregoing factors, it is possible that in certain quarters the Company's results of operations will be below results for the corresponding quarter of the prior fiscal year or for the preceding quarters of the then current fiscal year or the expectations of analysts and investors. In such event, the market price of the Common Stock may be adversely affected. See "-- Foreign Markets."

         CONTROL BY EXISTING STOCKHOLDERS; POTENTIAL ANTI-TAKEOVER PROVISIONS. The Company's officers, directors and significant stockholders currently control approximately 44.9% of the outstanding Common Stock of the Company. As a result, such stockholders are able to influence the election of the Company's directors and the outcome of corporate transactions or other matters submitted for stockholder approval. Furthermore, pursuant to an Investor Rights Agreement between Vertical Financial Holdings Establishment ("Vertical") and the Company, so long as Vertical holds at least 10% of the 1,875,000 shares of Common Stock issued by the Company upon conversion of its Series A Preferred Stock in April 1997, or the 1,875,000 shares of Common Stock issuable upon exercise of the warrants issued to certain stockholders of the Company, Vertical has the right, but not the obligation, to nominate two persons as members of the management slate for election to the Company's Board of Directors. So long as Vertical holds at least 5% of the 1,875,000 shares of Common Stock issued by the Company upon conversion of its Series A Preferred Stock in April 1997, or 1,875,000 shares of Common Stock issuable upon exercise of the warrants issued to certain stockholders of the Company, Vertical has the right, but not the obligation to nominate one such person. As of the date of this Prospectus, Vertical held 890,152 of such shares of Common Stock and held warrants to purchase 690,152 shares of Common Stock. The existence of such rights solidifies control over the Company by its existing stockholders. Pursuant to the Investor Rights Agreement, Vertical has nominated, and the stockholders of the Company have elected, Jacob Agam as a director of the Company and may nominate a second director in the future. Pursuant to a Stock Purchase Agreement, Vertical nominated and Mr. Agam was elected as the Chairman of the Company. Mr. Agam is the Chairman of the Board of Vertical. In addition, pursuant to the Stock Purchase Agreement, the Company will maintain an Underwriting Committee which will consist of four members with two members appointed by each of Vertical and the Company. The Underwriting Committee currently consists of Jacob Agam, Dr. Viktor Vogt and Klaus Grissemann, all members of the Company's Board of Directors. Mr. Agam, as designated by Vertical, serves as the Chairman of the Underwriting Committee. Vertical has not yet named its second nominee to the Underwriting Committee. The Underwriting Committee is vested with full and exclusive responsibility and authority on behalf of the Company to select an underwriter and to negotiate all of the terms and conditions of any underwriting. In the event that the Underwriting Committee is unable to produce a majority vote on any particular issue, such issue shall be decided by a vote of the full Board of

Directors provided that the resolution of any such issue by the Board of Directors shall not be effectuated without the written consent of Vertical.

         The Company is subject to a Delaware statute regulating business combinations which could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. In addition, the Company's Board of Directors is authorized to issue from time to time, without stockholder approval, shares of preferred stock with such terms and conditions as the Board of Directors may determine in its sole discretion.

         CHARGE TO EARNINGS IN THE EVENT OF RELEASE OF ESCROW SHARES. 498,285 shares of Common Stock were deposited in escrow pursuant to an escrow agreement (the "Escrow Shares") in connection with the Company's IPO. The Escrow Shares will be released from escrow if the Company attains certain revenue levels for the years ending December 31, 1998 and 1999 or if the Common Stock trades at certain levels for any 30 consecutive trading days, commencing April 2, 1999. The Escrow Shares will not be deemed to be outstanding for the purpose of calculating earnings per share until either of such conditions is probable of being met. The position of the Commission with respect to such escrow arrangements provides that in the event any shares are released from escrow to the stockholders of the Company who are officers, directors, employees or consultants of the Company, a non-cash compensation charge will be recorded for financial reporting purposes. Accordingly, in the event of the release of the Escrow Shares, the Company will recognize during the period in which the earnings thresholds are probable of being met or such stock levels achieved, a substantial non-cash charge to operations, which will not be deductible for income tax purposes, equal to the then fair value of such shares, which would have the effect of significantly increasing the Company's loss or reducing or eliminating earnings, if any, at such time. By way of example, if at the time of the release of the Escrow Shares the market price of the Common Stock was $14.00, the Company would be required to recognize compensation expense of approximately $2.6 million. The recognition of such compensation expense may depress the market price of the Company's Common Stock. Notwithstanding the foregoing discussion, there can be no assurance that the Company's earnings or its stock price will attain the targets that would enable the Escrow Shares to be released from escrow.

         POSSIBLE DELISTING OF COMMON STOCK FROM THE NASDAQ NATIONAL MARKET. While the Common Stock currently meets the continued listing requirements of the Nasdaq National Market where the Common Stock is quoted, there can be no assurance that the Company will meet the criteria for continued listing. Continued inclusion on Nasdaq National Market generally requires that (i) the Company maintain at least $4,000,000 in "net tangible assets" (total assets less total liabilities and goodwill), (ii) the minimum bid price of the Common Stock be $1.00 per share, (iii) there be at least 750,000 shares in the public float valued at $5,000,000 or more, (iv) the Common Stock have at least two active market makers and (v) the Common Stock be held by at least 400 holders.

         If the Company is unable to satisfy the Nasdaq National Market's maintenance requirements, the Common Stock may be delisted from the Nasdaq National Market. In such event, trading, if any, in the Common Stock would thereafter be conducted on the Nasdaq SmallCap Market, subject to meeting the requirements for listing on the Nasdaq SmallCap Market, or in the over-the-counter market in the "pink sheets" or the National Association of Securities Dealers, Inc.'s "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and the news media's coverage of the Company and lower prices for the Common Stock than might otherwise be attained.

         RISKS OF LOW-PRICED STOCK. If the Company's Common Stock was delisted from Nasdaq National Market and could not be quoted on Nasdaq SmallCap Market (see "-- Possible Delisting of Securities from the Nasdaq National Market"), it could become subject to Rule 15g-9 under the Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Common Stock and may adversely affect the ability of stockholders to sell any of the shares of Common Stock in the secondary market.

         Commission regulations define a "penny stock" to be, among others, any non-exchange listed equity security that has a Market Price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing required penny stock restrictions will not apply to the Common Stock if such securities are quoted on the Nasdaq National Market or the Nasdaq SmallCap Market and have certain price and volume information provided on a current and continuing basis or if the Company meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Common Stock will qualify for exemption from these restrictions. In any event, even if the Common Stock was exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Common Stock were subject to the rules on penny stocks, the market liquidity for the Common Stock could be severely adversely affected.

         SHARES ELIGIBLE FOR FUTURE SALE; EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. Future sales of shares of Common Stock by existing stockholders through the exercise of outstanding registration rights or through the issuance of shares of Common Stock upon exercise of options, warrants or otherwise could have an adverse effect on the price of the Common Stock. Of the 11,497,837 shares of Common Stock to be outstanding after this Offering (giving effect to the exercise of the Options and the Warrants and the conversion of the Debentures and payment of interest thereon at the Assumed Conversion Price (as defined)), approximately 5,895,960 shares of Common Stock, including the shares of Common Stock offered hereby, will be freely tradeable without restriction under the Securities Act, except if any shares are purchased by "affiliates" as defined in Rule 144 under the

Securities Act. The remaining 5,601,877 shares of Common Stock outstanding after this Offering are "restricted securities" as defined in Rule 144, and under certain circumstances may be sold without registration pursuant to Rule 144 or otherwise. Such shares of Common Stock are eligible for sale under Rule 144 at varying periods, subject to the lock-up described below. Certain of the Company's officers, directors and stockholders who hold, in the aggregate, approximately 4,500,000 shares of Stock and approximately 2,500,000 vested options and warrants, entered into lock-up agreements (the "Lock-Up Agreements") with the underwriters in the Company's IPO (the "IPO Underwriters") wherein they agreed not to sell or otherwise dispose of any shares of Common Stock (other than shares of Common Stock acquired in the public market) or to exercise registration rights without the prior written consent of Royce Investment Group, Inc. ("Royce") until March 27, 1999; provided, however, that the stockholders of the Company subject to the Lock-Up Agreements (other than officers and directors of the Company) may sell or otherwise dispose of shares of Common Stock in one or more private sales without such consent if the acquirors (and any subsequent acquirors) of such shares enter into a Lock-Up Agreement with the IPO Underwriters restricting the transferability of such shares for the remainder of period between March 26, 1997 and March 26, 1999.

         The Company has outstanding (i) warrants to purchase an aggregate of 2,771,726 shares of Common Stock (including the Warrants to purchase shares of Common Stock being registered for resale in this Offering) issued to the IPO Underwriters, certain investors and certain stockholders of the Company and
(ii) the Debentures (and the interest thereon) which are convertible into 694,392 shares of Common Stock at the Assumed Conversion Price. The actual number of shares of Common Stock that may be issued upon conversions of the Debentures and payments of interest on the Debentures in the form of shares of Common Stock will depend on the conversion price in effect from time to time during the term of the Debentures, the timing of any such conversions and the decision by the Company to make any payments of interest in the form of shares of Common Stock. The conversion price will vary from time to time during the term of the Debentures. Therefore, it is not possible to estimate with any degree of certainty the total number of shares of Common Stock that would actually be issued upon any conversions of the Debentures, the total number of shares of Common Stock, if available, that could be issued in payment of interest, or the availability of shares of Common Stock for payments of interest. The conversion price of the Debentures could be substantially below the market price of the Company's Common Stock on any date of conversion. The Company has also reserved for issuance 500,000 shares of Common Stock in connection the Company's 1996 Stock Option Plan ("the Plan"), 100,000 of which have been granted, and 430,000 shares of Common Stock issuable upon exercise of Options granted outside of the Plan. The existence of these securities could have an adverse effect on the price of the Company's outstanding securities. If any of these securities are exercised, the value of the Common Stock held by public investors will be diluted if the value of such stock immediately prior to the exercise of such securities exceeds the exercise price thereof, with the extent of such dilution depending upon such excess. These securities afford the holders thereof the opportunity, at nominal cost, to profit from a rise in the market price of the Common Stock, which may adversely affect the terms upon which the Company could issue additional Common Stock during the term thereof. In addition, holders of Warrants and Options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by the Warrants and Options. Further, while these securities are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected.

         The holders of an aggregate of approximately 2,348,485 shares of Common Stock and warrants and options to purchase Common Stock (following this Offering) have demand and piggy-back registration rights with respect to their respective securities. The Company has received waivers from holders of registration rights that are currently exercisable waiving their rights to have their securities registered in this Offering (other than the shares of Common Stock being registered for resale in this Offering). Sales of Common Stock or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby.

                                USE OF PROCEEDS

                  The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders, although the Company will receive proceeds from the exercise of Options and Warrants. In the event that all of the Options and Warrants exercisable for Shares offered hereby are exercised, the Company would receive net proceeds of approximately $7.0 million. Holders of the Options and Warrants are not obligated to exercise their Options and Warrants and there can be no assurance that holders of the Options and Warrants will choose to exercise all or any of the Options and the Warrants.

                  The Company intends to use the estimated net proceeds received upon exercise of the Options and Warrants, if any, for working capital and general corporate purposes, including future acquisitions. The Company is evaluating and is engaged in discussions in connection with the potential acquisition of assets or equity of certain similar or complementary businesses. However, the Company has no agreements or commitments relating to any particular acquisition and there can be no assurance that any such acquisitions will be consummated.

                              SELLING STOCKHOLDERS

                  The Shares offered hereby are comprised of (i) 203,255 shares of Common Stock which are issued and outstanding, (ii) 480,000 shares of Common Stock which are issuable upon exercise of Options, (iii) 423,241 shares of Common Stock which are issuable upon exercise of Warrants and (iv) 902,710 shares of Common Stock which are issuable upon conversion of the Debentures, including any accrued interest thereon. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer all or any portion of the Shares for resale from time to time. See "Plan of Distribution."

         The Company has filed with the Commission under the Securities Act a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares. The Company has agreed, among other things, to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Plan of Distribution."

           In March 1997, the Company issued Warrants to purchase 335,000 shares of Common Stock to Royce, an underwriter in the IPO. In connection with the IPO, Royce received underwriting discounts and commissions of approximately $882,500 and a non-accountable expense allowance of $502,500. In July 1997, the Company issued an aggregate of 5,000 shares of Common Stock to Ballin & Partner as consideration for investor relations services rendered to the Company from February 1997 to January 1998. In February 1998, the Company granted Options to purchase 10,000 shares of Common Stock to Value Management & Research (U.K.), Limited, as consideration for financing services rendered to the Company in February 1998, and in March 1998, the Company granted Options to purchase 80,000 shares of Common Stock to Value Management & Research S.A., Luxembourg, as consideration for financing services to be rendered to the Company for the period from February 1998 through in March 1999.

         At various times from July 1997 through June 1998, the Company granted Options to purchase an aggregate of 390,000 shares of Common Stock to Andreas Beyer, Klaus Grissemann, Reiner Hallauer, Viktor Vogt, Volker Walther, Arnold Wasserman, Erich Weber and Robert Weiss. Mr. Beyer received is his Options as consideration for investor relations services. Klaus Grissemann, is the Chief Financial Officer and a director of the Company, Mr. Hallauer is the former Managing Director of IAT Germany and a former director of the Company, Dr. Vogt is a former Co-Chairman of the Company and is a director of the Company, Mr. Wasserman is a former director of the Company and Messrs. Walther, Weber and Weiss are directors of the Company.

         On June 19, 1998, JNC Strategic Fund Ltd. ("Strategic") purchased 198,255 shares of Common Stock and Warrants to purchase an aggregate of 23,529 shares of Common Stock and JNC Opportunity Fund Ltd. ("Opportunity") purchased an aggregate principal amount of $3,000,000 of the Debentures, due June 19, 2001 and Warrants to purchase an aggregate of 35,300 shares of Common Stock.

         The Debentures are convertible (subject to certain limitations) into shares of Common Stock at the option of the holder or at the option of the Company. The holder of the Debentures may elect to convert the Debentures in whole or in part, at any time provided that if the holder elects to convert, the holder (the "Holder") of the Shares issuable upon conversion of the Debentures is restricted from selling such shares until March 16, 1999. During any 30-day period, thereafter, the Holder shall be permitted to resell the greater of (x) the number of underlying shares issuable upon conversion of $1,000,000 of Debentures and (y) 25% of the average of the daily trading volume of the Common Stock during such 30-day period. In the event the Company elects to convert the Debentures, then such Debentures may be converted, in whole or in part, at any time after the date of this Prospectus (the "Effective Date") into shares of the Common Stock and the Holder is not subject to the foregoing restrictions. On the second anniversary of the Effective Date (the "Automatic Conversion Date"), the principal amount of Debentures then outstanding is subject to automatic conversion.

         Pursuant to the terms of the Debentures, the Debentures are convertible at a conversion price equal to the lesser of (i) $13.45 and (ii) 87% of the average of the five lowest closing prices of the Common Stock on the Nasdaq National Market during the 15 trading days preceding the date of conversion (the "Conversion Price"). The Debentures accrue interest at a rate of 5% per annum payable quarterly in arrears commencing June 30, 1998, except that interest shall cease to accrue if the closing price of the Common Stock is equal to or greater than $13.50 for 30 consecutive trading days during any calendar quarter. All overdue, accrued and unpaid interest will accrue interest at a rate of 15% per annum. At the option of the Company, interest due on the principal amount, but not on overdue interest, is payable in the form of cash or shares of Common Stock at the conversion price then in effect.

         Based on the 15 trading day period preceding September 14, 1998, the conversion price would have been $4.85 (the "Assumed Conversion Price"). If the entire principal amount of the Debentures were converted at the Assumed Conversion Price, the Debentures would be convertible into approximately 618,557 shares of Common Stock. Assuming that (i) no conversions were to occur until the Automatic Conversion Date and (ii) the Effective Date will be December 1, 1998, interest on the Debentures on the Automatic Conversion Date would be approximately $367,800. At the Assumed Conversion Price, such amount of accrued interest would be convertible into approximately 75,835 shares of Common Stock assuming all such accrued interest is paid in the form of shares of Common Stock. Based on such assumptions, an aggregate of 694,392 number of shares of Common Stock may be issuable upon conversion of both the Debentures and payments of accrued interest on the Debentures. However, pursuant to the terms of the transactions with Strategic and Opportunity, the number of shares of Common Stock required to be registered for resale by the holders of the Debentures is 130% of the number of shares of Common Stock issuable upon conversion of the Debentures and the interest thereon. No assurance can be given that these assumptions would remain valid during the term of the Debentures. The following table illustrates the varying amounts of shares of Common Stock issuable upon conversion of the principal amount of Debentures at the indicated conversion prices:

                                  Number of Shares of Common
                                  Stock Issuable Upon Conversion
    Conversion Price              of the Debentures and Interest Thereon
    ----------------              --------------------------------------
             15.00                         224,520
             13.45                         250,394
             10.00                         336,780
              5.00                         673,560
              2.50                       1,347,120

         The actual number of shares of Common Stock that may be issued upon conversions of the Debentures and payments of interest on the Debentures in the form of shares of Common Stock will depend on the Conversion Price in effect from time to time during the term of the Debentures, the timing of any such conversions and the decision by the Company to make any payments of interest in the form of shares of Common Stock. The Conversion Price will vary from time to time during the term of the Debentures. Consequently, it is not possible to estimate with any degree of certainty the total number of shares of Common Stock that would actually be issued upon any conversions of the Debentures, the total number of shares of Common Stock, if available, that could be issued in payment of interest, or the availability of shares of Common Stock for payments of interest. The Conversion Price of the Debentures could be substantially below the market price of the Company's Common Stock on any date of conversion.

         In connection with the transactions with Strategic and Opportunity, Century City Securities, Inc., an advisor in such transaction received a Common Stock purchase warrant to purchase an aggregate of 29,412 shares of Common Stock.

         As of September 23, 1998, (i) all of the Warrants to purchase an aggregate of 423,241 shares of Common Stock are currently exercisable and (ii) Options to purchase 324,166 shares of Common Stock are currently exercisable. The remaining Options to purchase 155,834 shares of Common Stock will vest from time to time from the date this Prospectus through March 2000. Certain of the Selling Stockholders holding Options and Warrants to purchase an aggregate of

175,000 shares of Common Stock have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock (other than shares of Common Stock acquired in the public market) until March 27, 1999.

         Based on information provided by each Selling Stockholder, the following table sets forth the names of each of the Selling Stockholders and for each, the number of shares of Common Stock beneficially owned before the commencement of the Offering, the number of shares of Common Stock issuable upon conversion of the Debentures, the number of shares of Common Stock issuable upon exercise of the Warrants, the number of shares of Common Stock issuable upon exercise of the Options, the number of shares of Common Stock offered for sale in this Offering and the number of shares and percentage of Common Stock owned after the Offering:

                   Number of Shares       Number of                                                            Common Stock
                       of Common       Shares Issuable    Number of      Number of                          Beneficially Owned
                         Stock              Upon            Shares         Shares                           After Offering (15)
                     Beneficially       Conversion of   Issuable Upon  Issuable Upon                  ----------------------------
       Selling      Owned Prior to     Debentures and      Exercise     Exercise of    Shares Being    Number of    Percent of
   Security Holder   Offering (1)     Interest Thereon   of Warrants     Options          Offered       Shares    Outstanding (16)
   ---------------   -------------   -----------------  -------------  -------------   -------------  ----------- ----------------
Ballin & Partner      5,000                                                                5,000               0          0

Value Management                                                          80,000(6)       80,000               0          0
& Research S.A.,
Luxembourg
                                                                          10,000(7)       10,000               0          0
Value Management
& Research (U.K.),
Ltd.

Andreas Beyer                                                             25,000(8)       25,000               0          0

Reiner Hallauer                                                           75,000(7)       75,000               0          0

Viktor Vogt         262,129(2)                                            75,000(9)       75,000(12)     262,129(2)     2.2

Volker Walther      890,750(3)                                            50,000(10)      50,000(13)     890,750(3)     7.6

Arnold Wasserman                                                          95,000(7)       95,000               0          0

Klaus Grissemann    189,395(2)                                            50,000(10)      50,000         189,395        1.6

Erich Weber                                                               10,000(11)      10,000               0          0

Robert Weiss                                                              10,000(11)      10,000               0          0

Royce Investment                                        335,000(5)                       335,000               0          0
Group, Inc.

JNC Opportunity                         694,392(4)       35,300(5)                       938,010(14)           0          0
Fund, Ltd.

JNC Strategic Fund  198,255                              23,529(5)                       221,784               0          0
Ltd.

Century City                                             29,412(5)                        29,412               0          0
Securities, Inc.

-----------------------
*   Represents less than 1% of the outstanding Common Stock.

(1) Excludes shares of Common Stock issuable upon exercise of the Debentures, Warrants and Options.

(2)  Such shares are not being registered for resale in this Offering.

(3) All of the shares of Common Stock are held by Walther Glas GmbH of which Mr. Walther is a majority shareholder. Such shares are not being registered for resale in this Offering.

(4) Based upon the Assumed Conversion Price. The actual number of shares of Common Stock that will be issued upon conversions of the Debentures and payments of interest on the Debentures in the form of shares of Common Stock will depend on the conversion price in effect from time to time during the term of the Debentures, the timing of any such conversions and the decision by the Company to make any payments of interest in the form of shares of Common Stock. Excludes an additional 208,318 shares of Common Stock which are required to be registered for resale in this Offering pursuant to terms of the transactions with Strategic and Opportunity to provide for fluctuations of the Assumed Conversion Price. The Debentures prohibit a holder thereof from utilizing its ability to convert Debentures to the extent such conversion would result in such holder beneficially owning in excess of 4.999% of the then issued and outstanding shares of Common Stock following such conversion. Such prohibition may be waived as to a particular holder upon not less than 75 days prior notice to the Company.

(5)  All of the Warrants are exercisable within 60 days of this Prospectus.

(6) Of these Options, 40,000 are exercisable within 60 days of the date of this Prospectus. Of the remaining 40,000 Options, 20,000 will become exercisable on December 31, 1998 and 20,000 will become exercisable on March 31, 1999.

(7) All of these Options are exercisable within 60 days of the date of this Prospectus.

(8) Of these Options, 12,500 are exercisable within 60 days of the date of this Prospectus. The remaining 12,500 Options will become exercisable on June 30, 1999.

(9) Of these Options, 41,666 are exercisable within 60 days of the date of this Prospectus. Of the remaining 33,334 Options, 16,667 will become exercisable on March 24, 1999 and 16,667 will become exercisable on March 24, 2000.

(10) Of these Options, 25,000 are exercisable within 60 days of the date of this Prospectus. The remaining 25,000 Options will become exercisable on April 21, 1999.

(11) All of these Options are exercisable on June 30, 1999.

(12) Represents 75,000 shares of Common Stock underlying Options held by Viktor Vogt.

(13) Represents 50,000 shares of Common Stock underlying Options held by Volker Walther.

(14) Includes an additional 208,318 shares of Common Stock which are required to be registered for resale in this Offering pursuant to the terms of the transactions with Strategic and Opportunity and which may be sold by such Selling Stockholder in this Offering in the event the conversion price on the actual date of conversion is less than the Assumed Conversion
     Price.

(15) Assuming the sale of all Shares by such Selling Stockholder.

(16) The number of shares of Common Stock to be outstanding after this Offering includes that number of shares of Common Stock which are issuable upon conversion of the Debentures and payment of interest thereon at the Assumed Conversion Price.

                              PLAN OF DISTRIBUTION

         The Company has been advised that the Selling Stockholders, their pledgees, donees, transferees or other successors-in-interest, may from time to time, sell all or a portion of the Shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of the applicable exchange, (d) ordinary brokerage transactions and transactions in which broker solicits purchasers, (e) privately negotiated transactions, (f) short sales, (g) a combination of any such methods of sale and (h) any other method permitted pursuant to applicable law. The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of Shares by the Selling Stockholders may depress the market price of the Company's Common Stock since the number of Shares which may be sold by the Selling Stockholders is relatively large compared to the historical average weekly trading of the Company's Common Stock, and therefore, if the Selling Stockholders were to sell, or attempt to sell, all of such Shares at once, the Company believes such a transaction could adversely impact the market price for the Company's Common Stock.

         From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and can sell and deliver the Shares in connection therewith or in settlement of securities loans. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time.

         In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such sales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company has been advised that Royce and Century City Securities, both Selling Stockholders, are members of the NASD and engage in market making activities with respect to the Common Stock. Royce and Century City Securities will be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal will be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders although the Company will receive proceeds from the exercise of the Options or Warrants.

         At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering.

         The Selling Stockholders are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

         In order to comply with certain states' securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                 LEGAL MATTERS

         The validity of the securities offered hereby have been passed upon for the Company by Bachner, Tally, Polevoy & Misher LLP, New York, New York.

                                    EXPERTS

            The financial statements incorporated in this Prospectus, by reference to the Company's Annual Report on Form 10-K, for the years ended December 31, 1997, 1996, and 1995, have been incorporated herein in reliance on the report of Rothstein, Kass & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus in connection with the Offering herein contained, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since any of the dates as of which information is furnished herein or since the date hereof.

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
Available Information...............................................2
Incorporation of Certain Documents by Reference.....................2
Prospectus Summary..................................................4
Risk Factors........................................................5
Use of Proceeds....................................................16
Selling Stockholders...............................................16
Plan of Distribution...............................................21
Legal Matters......................................................22
Experts............................................................22

                                    PART II

                     Information Not Required in Prospectus

Item 14.    Other Expenses of Issuance and Distribution.

            The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

            SEC Registration Fee.....................................$  3,038
            Accounting Fees and Expenses.............................   3,500
            Legal Fees and Expenses..................................  30,000
            Miscellaneous Expenses...................................  18,462
                                                                     ---------
                Total...............................................   55,000

Item 15.    Indemnification of Directors and Officers.

         The Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify any person to the full extent permitted by the Delaware General Corporation Law.

         Reference is hereby made to Section 145 of the Delaware General Corporation Law relating to the indemnification of officers and directors which
Section is hereby incorporated herein by reference.

         The Registrant also has Indemnification Agreements with each of its directors.

Item 16.             Exhibits.

(a)   Exhibits

      4.1      -     Underwriters' Warrant
      4.2      -     Form of Option Agreement
      4.3      -     Common Stock Purchase Warrant issued to JNC
                     Opportunity Fund, Ltd.
      4.4      -     Common Stock Purchase Warrant issued to JNC Strategic
                     Fund, Ltd.
      4.5      -     Common Stock Purchase Warrant issued to Century City
                     Securities, Inc.
      5.1      -     Opinion of Bachner, Tally, Polevoy & Misher LLP*
      10.1     -     Securities Purchase Agreement, dated as of June 19, 1998,
                     by and among IAT Multimedia, Inc., JNC Opportunity Fund,
                     Ltd. and JNC  Strategic Fund, Ltd.(1)
      10.2     -     Registration Rights Agreement dated as of June 19, 1998,
                     by and among IAT Multimedia, Inc. JNC Opportunity Fund,
                     Ltd. and JNC Strategic Fund, Ltd.(1)
      10.6     -     Spinoff Agreement dated as of March 5, 1998 by and among
                     the Company, Dr. Viktor Vogt and Swiss Newco(2)
      23.1     -     Consent of Rothstein, Kass & Company, P.C.
      23.2     -     Consent of Bachner, Tally, Polevoy & Misher LLP
                     - Included in Exhibit 5.1*
      24       -     Power of Attorney - Included on II - 3

      ----------------------
       *       To be filed by amendment.

    (1) Filed as Exhibit with identical exhibit number to the Registrant's Current Report on Form 8-K dated June 19,
          1998 and incorporated by reference thereto.

    (2) Filed as Exhibit with identical exhibit number to the Registrant's Current Report on Form 8-K dated March 5,
          1998 and incorporated by reference thereto.

Item 17.  Undertakings

Undertaking Required by Regulation S-K, Item 512(a).

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Regulation S-K, Item 512(b).

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

Undertaking required by Regulation S-K, Item 512(h).

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on the __th day of September, 1998.

                          IAT MULTIMEDIA, INC.

                          By:      /s/ Jacob Agam
                                  --------------------------------------
                                   Jacob Agam
                                   Chairman of the Board of Directors



                               POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Klaus Grissemann and Jacob Agam or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURE

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature             Title                                    Date
     ---------             -----                                    ----

/s/ Jacob Agam
--------------------
Jacob Agam                Chairman of the Board
                          and Chief Executive Officer       September 23, 1998
                          (principal executive officer)

/s/Klaus Grissemann
--------------------
Klaus Grissemann          Chief Financial Officer
                          and Director (principal
                          financial officer)                September 23, 1998


/s/Robert Weiss
--------------------
Robert Weiss              Director                          September 23, 1998

/s/Viktor Vogt
--------------------
Viktor Vogt               Director                          September 23, 1998

/s/Volker Walther
--------------------
Volker Walther            Director                          September 23, 1998

/s/Erich Weber
--------------------
Erich Weber               Director                          September 23, 1998

                                 Exhibit Index

4.1  - Underwriters' Warrant
4.2  - Form of Option Agreement
4.3  - Common Stock Purchase Warrant issued to JNC Opportunity Fund, Ltd.
4.4  - Common Stock Purchase Warrant issued to JNC Strategic Fund, Ltd.
4.5  - Common Stock Purchase Warrant issued to Century City Securities, Inc.
5.1  - Opinion of Bachner, Tally, Polevoy & Misher LLP*
10.1 - Securities Purchase Agreement, dated as of June 19, 1998, by and among IAT Multimedia, Inc., JNC Opportunity Fund, Ltd. and JNC Strategic Fund, Ltd.(1)
10.2 - Registration Rights Agreement dated as of June 19, 1998, by and among IAT Multimedia, Inc. JNC Opportunity Fund, Ltd. and JNC Strategic Fund, Ltd.(1)
10.6 - Spinoff Agreement dated as of March 5, 1998 by and among the Company, Dr. Viktor Vogt and Swiss Newco(2)
23.1 - Consent of Rothstein, Kass & Company, P.C.
23.2 - Consent of Bachner, Tally, Polevoy & Misher LLP - Included in Exhibit
       5.1*
24   - Power of Attorney - Included on II - 3

------------------

*      To be filed by amendment.

(1) Filed as Exhibit with identical exhibit number to the Registrant's Current Report on Form 8-K dated June 19, 1998 and incorporated herein by reference thereto.

(2) Filed as Exhibit with identical exhibit number to the Registrant's Current Report on Form 8-K dated March 5, 1998 and incorporated by reference thereto.